Exhibit 99.01

OGE Energy Corp. reports higher earnings for 2013
Formation of Enable Midstream Partners drives increase

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 28.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $1.94 per average diluted share in 2013 compared with earnings of $1.79 per average diluted share in 2012. The presentation of the results reflects the 2 for 1 stock split which became effective July 1, 2013.

In 2013, OG&E, a regulated electric utility, reported net income of $293 million and contributed $1.47 per diluted share, compared with $280 million, or $1.41 per diluted share in 2012. OGE Energy’s interest in the natural gas midstream operations reported equity income of $100 million, or $0.50 per diluted share in 2013, compared to equity income of $74 million, or $0.38 per diluted share in 2012. The holding company posted a loss of $0.03 per diluted share in 2013 primarily due to the costs associated with the formation of the Enable Midstream partnership. The holding company did not report a loss in 2012.

“We’re pleased to report another year of solid performance and increased earnings driven largely by the accretive impact of the Enable Midstream transaction,” said OGE Energy Corp. Chairman, President and CEO Pete Delaney. “The utility continues to be on plan, nearing completion of the transmission build-out, managing costs, improving safety performance and driving customer engagement. Enable Midstream, under the leadership of Lynn Bourdon, continues to move forward with an IPO anticipated at the end of the first quarter in 2014.”

Fourth Quarter results
For the three months ended Dec. 31, 2013, OGE Energy reported earnings of $0.29 per diluted share, compared with $0.19 per diluted share in the fourth quarter of 2012. The increase was primarily due to the accretion resulting from the formation of the Enable Midstream partnership.

Discussion of 2013 results

OGE Energy reported consolidated gross margin of $1.4 billion in 2013, compared with $1.8 billion in 2012. Operating income was $554 million in 2013, compared with $677 million in 2012. Net income was $388 million in 2013, compared with $355 million in 2012.

OG&E reported gross margin of $1.3 billion in 2013, which was approximately $30 million higher than 2012. OG&E's higher net income, $293 million in 2013 compared with $280 million in 2012, was primarily attributed to transmission revenues associated with new projects and new customer growth partially offset by milder weather compared to 2012.

Natural Gas Midstream Operations reported equity income to OGE Energy of $100 million for 2013 compared to $74 million in 2012. The increase was primarily due to accretion and positive accounting adjustments resulting from the formation of the Enable Midstream partnership.

2014 Outlook
OGE Energy consolidated earnings guidance for 2014 is $1.94 to $2.06 per averaged diluted share. The guidance assumes approximately 200 million average diluted shares outstanding and normal weather for the year. More information regarding the Company’s 2014 earnings guidance and the Company’s 2013 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Live Webcast
OGE Energy will host a live webcast for discussion of the results of 2013 and the 2014 outlook on Tuesday, February 25, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 807,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 28.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; the risk that Enable Midstream Partners may not be able to successfully integrate the operations of Enogex LLC and the businesses contributed by a wholly-owned subsidiary of CenterPoint Energy, Inc.; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2013.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.

Non-GAAP Financial Measures

Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel, purchased power and transmission expenses are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of gross margin to revenue:

	OGE Energy Corp.		OG&E
	Year ended		Year ended
	December 31,		December 31,
(Dollars in Millions)	2013	2012	2013	2012
Operating revenues	$2,867.7	$3,671.2	$2,262.2	$2,141.2
Cost of sales	1,428.9	1,918.7	965.9	879.1
Gross Margin	$1,438.8	$1,752.5	$1,296.3	$1,262.1

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$508.9	$453.0	$2,259.7	$2,128.7
Natural Gas Midstream Operations operating revenues	—	409.1	608.0	1,542.5
Total operating revenues	508.9	862.1	2,867.7	3,671.2
COST OF SALES
Electric Utility Fuel and purchased power	232.3	195.3	950.0	831.4
Natural Gas Midstream Operations cost of goods sold	—	289.2	478.9	1,087.3
Total cost of sales	232.3	484.5	1,428.9	1,918.7
OPERATING EXPENSES
Other operation and maintenance	117.0	153.8	489.2	601.5
Depreciation and amortization	65.6	100.9	297.3	371.0
Impairment of assets	—	0.1	—	0.4
Gain on insurance proceeds	—	—	—	(7.5)
Taxes other than income	20.7	25.5	98.8	110.2
Total operating expenses	203.3	280.3	885.3	1,075.6
OPERATING INCOME	73.3	97.3	553.5	676.9
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	37.4	—	101.9	—
Allowance for equity funds used during construction	2.2	1.3	6.6	6.2
Other income	6.4	4.8	31.8	17.6
Other expense	(6.3)	(5.4)	(22.2)	(16.5)
Net other income (expense)	39.7	0.7	118.1	7.3
INTEREST EXPENSE
Interest on long-term debt	34.9	40.6	145.6	158.9
Allowance for borrowed funds used during construction	(1.1)	(0.7)	(3.4)	(3.5)
Interest on short-term debt and other interest charges	1.5	2.1	5.3	8.7
Interest expense	35.3	42.0	147.5	164.1
INCOME BEFORE TAXES	77.7	56.0	524.1	520.1
INCOME TAX EXPENSE	20.1	12.5	130.3	135.1
NET INCOME	57.6	43.5	393.8	385.0
Less: Net income attributable to noncontrolling interests	—	5.0	6.2	30.0
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$57.6	$38.5	$387.6	$355.0

BASIC AVERAGE COMMON SHARES OUTSTANDING	198.5	197.5	198.2	197.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.6	198.7	199.4	198.1

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.29	$0.19	$1.96	$1.80

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.29	$0.19	$1.94	$1.79

DIVIDENDS DECLARED PER COMMON SHARE	$0.22500	$0.20875	$0.85125	$0.79750

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$191.5	$170.9	$901.4	$878.0
Commercial	126.0	119.4	554.2	523.5
Industrial	49.6	48.3	220.6	206.8
Oilfield	40.5	37.6	176.4	163.4
Public authorities and street light	49.0	47.4	214.3	202.4
Sales for resale	13.7	13.0	59.4	54.9
System sales revenues	470.3	436.6	2,126.3	2,029.0
Off-system sales revenues	3.5	7.0	14.7	36.5
Other	35.1	21.9	121.2	75.7
Total operating revenues	$508.9	$465.5	$2,262.2	$2,141.2
Sales of electricity - Megawatt-hour sales by classification
Residential	2.2	1.8	9.4	9.1
Commercial	1.8	1.6	7.1	7.0
Industrial	0.9	1.0	3.9	4.0
Oilfield	0.9	0.8	3.4	3.3
Public authorities and street light	0.8	0.8	3.2	3.3
Sales for resale	0.2	0.3	1.2	1.3
System sales	6.8	6.3	28.2	28.0
Off-system sales	0.1	0.3	0.4	1.4
Total sales	6.9	6.6	28.6	29.4
Number of customers	806,940	798,110	806,940	798,110
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	4.159	3.400	3.905	2.930
Coal	2.213	2.367	2.273	2.310
Total fuel	2.757	2.565	2.784	2.437
Total fuel and purchased power	3.224	2.984	3.178	2.806
Degree days
Heating - Actual	1,505	1,203	3,673	2,667
Heating - Normal	1,329	1,329	3,349	3,349
Cooling - Actual	88	77	2,106	2,561
Cooling - Normal	74	74	2,092	2,092